SECURITIES AND EXCHANGE COMMISSION

                         Washington, DC  20549


                               FORM 8-K


                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the

                    Securities Exchange Act of 1934


                           December 8, 1997


                            IMC GLOBAL INC.
          (Exact name of registrant as specified in charter)


   Delaware                  1-9759               36-3492467
(State or other jurisdiction (Commission        (IRS Employer
of incorporation)           File Number)    Identification No.)

 2100 Sanders Road, Northbrook, IL                 60062
(Address of principal executive offices)
(Zip Code)


Registrant's telephone number, including area code(847) 272-9200



Item 5.  Other Events

     The following is the text of a press release relating to the filing of a Shelf Registration Statement.

     NORTHBROOK, IL, December 8, 1997 -- IMC Global Inc. (NYSE: IGL) announced today that it has filed a Registration Statement with the Securities and Exchange Commission to register up to $350 million of securities. The Shelf Registration Statement, together with a Shelf Registration Statement filed in May of this year, would permit the Company to offer and sell from time to time, up to an aggregate of $500 million, debt securities, debt warrants, preferred stock, common stock, stock warrants and currency warrants.

         Unless otherwise specified, the net proceeds of any sale of a securities will be used for general corporate purposes, including working capital, the repayment or refinancing of indebtedness, future acquisitions and/or capital expenditures.

         "This Registration Statement, when effective, will increase our financial flexibility," said Robert E. Fowler, Jr., president and chief executive officer of IMC Global. "It also will allow us to utilize the public markets to achieve our goal of minimizing the Company's cost of capital."

         The Shelf Registration Statement relating to these securities has not yet become effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offers or sales of the securities will only be made pursuant to a prospectus and an accompanying prospectus supplement.

         IMC Global is one of the world's leading producers and marketers of phosphate and potash crop nutrients and animal feed ingredients, with calendar 1996 revenues and EBITDA of nearly $3 billion and $461 million, respectively. The Company also produces and markets food-quality salt, and is one of the nation's leading distributors of crop nutrients, including nitrogen, and related products through its FARMARKET and Rainbow distribution networks. Additionally, it sells potash and other products to industrial users, produces sulphur and oil through joint venture operations, and markets lawn and garden products under its IMC Vigoro brand name.


                               SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   IMC GLOBAL INC.



                                   By   MARSCHALL I. SMITH
                                        Marschall I. Smith
                                        Senior Vice President,
Assistant Secretary
                                        and General Counsel


December 9, 1997